                                             Exhibit 99.1

News Release
U.S. Silica Holdings, Inc. Announces Third Quarter 2021 Results
•Cash flows generated from operating activities were $74.8 million in the quarter
•Third quarter revenue totaled $267.3 million, flat sequentially (excluding the prior quarter customer settlement) and increased 51% compared to the prior year
•GAAP and adjusted EPS for the quarter of $(0.27) and $(0.22) per diluted share, respectively

Katy, Texas, October 29, 2021 – U.S. Silica Holdings, Inc. (NYSE: SLCA), a diversified industrial minerals company and the leading last-mile logistics provider to the oil and gas industry (the “Company”), today announced a net loss of $20.0 million, or $0.27 per diluted share, for the third quarter ended September 30, 2021. This compared with net income of $26.0 million, or $0.34 per diluted share, for the second quarter of 2021 which benefited from a pre-tax customer settlement of $48.9 million.
The third quarter results were negatively impacted by $4.8 million pre-tax, or $0.05 per diluted share after-tax, of charges related to merger and acquisition related expense, plant startup and expansion costs, and other adjustments, resulting in adjusted EPS for the third quarter of $(0.22) per diluted share.
Bryan Shinn, Chief Executive Officer, commented, "I am proud of our team's execution and ability to deliver on our strategy to generate strong cash flow and strengthen our balance sheet. In the third quarter, we paid off our revolver balance and increased our cash on hand to over $250 million.
"In our Industrial & Specialty Products segment, we continue to enjoy robust customer demand and continued success with new offerings including several product launches and successful customer scale up trials during the quarter. We are also moving quickly and aggressively to combat macro headwinds associated with logistical and supply chain constraints, overall cost inflation, and higher natural gas prices through the implementation of additional price increases and surcharges.
"In our Oil & Gas segment, sand and logistics demand moderated slightly during the quarter as completions activity slowed due to annual budget exhaustion at some customers. Additionally, this segment experienced a shift in customer mix with more spot sales at lower margins and higher costs, including higher natural gas prices and accelerated plant maintenance. Sandbox was a bright spot during the quarter with improved sequential profitability from increased pricing.
"Earlier this month, we announced that we have commenced a review of strategic alternatives for our Industrial & Specialty Products segment. We are considering a broad range of options, including a potential sale or separation of this segment. Both our Industrial & Specialty Products and Oil & Gas segments are industry leaders, and it is from a position of strength that we believe a separation or sale of the Industrial & Specialty Products segment has the potential to unlock significant value and maximize returns for all of our shareholders and other stakeholders.
"Looking ahead, we are well positioned for strong growth in our Industrial & Specialty Products segment, driven by new opportunities in several fast growing end-uses, new product adoption, expected GDP expansion and planned price increases. In our Oil & Gas segment, we are forecasting robust proppant and logistics demand in 2022 as energy company budgets reset and completions activity increases to levels consistent with very supportive commodity prices. We also expect improved pricing and increased contract coverage with potential upside if commodity prices rise further."

Third Quarter 2021 Highlights
Total Company
•Revenue of $267.3 million for the third quarter of 2021 increased 51% when compared with the third quarter of 2020 and decreased 16% compared with $317.3 million in the second quarter of 2021. However, excluding the $48.9 million benefit in the Oil & Gas segment related to a customer settlement, revenues were flat sequentially.
•Overall tons sold of 3.989 million for the third quarter of 2021 decreased 3% compared with 4.104 million tons sold in the second quarter of 2021 and increased 78% when compared with the third quarter of 2020.
•Contribution margin of $66.7 million for the third quarter of 2021 decreased 10% when compared with the third quarter of 2020 and decreased 48% compared with $128.6 million in the second quarter of 2021. However, excluding the $48.9 million benefit in the Oil & Gas segment, contribution margin decreased 16% sequentially.
•Adjusted EBITDA of $39.8 million for the third quarter of 2021 decreased 62% compared with $103.3 million in the second quarter of 2021. However, excluding the $48.9 million benefit in the Oil & Gas segment, adjusted EBITDA decreased 27% sequentially.

Industrial & Specialty Products (ISP)
•Revenue of $125.5 million for the third quarter of 2021 increased 1% compared with $124.0 million in the second quarter of 2021, and increased 14% when compared with the third quarter of 2020.
•Tons sold totaled 1.08 million for the third quarter of 2021, flat compared with 1.08 million tons sold in the second quarter of 2021, and increased 13% when compared with the third quarter of 2020.
•Segment contribution margin of $41.0 million, or $38.07 per ton, for the third quarter of 2021 decreased 11% compared with $45.9 million in the second quarter of 2021, and decreased 3% when compared with the third quarter of 2020. These results were impacted by logistical and supply chain constraints, as well as cost inflation, particularly for higher natural gas prices during the third quarter of 2021.
•The company has implemented price increases and surcharges to combat recent cost inflation.

Oil & Gas
•Revenue of $141.8 million for the third quarter of 2021 decreased 27% when compared with $193.3 million in the second quarter of 2021 and increased 114% when compared with the third quarter of 2020. However, excluding the $48.9 million customer settlement, revenue decreased 2% when compared with the second quarter of 2021.
•Tons sold of 2.912 million for the third quarter of 2021 decreased 4% compared with 3.024 million tons sold in the second quarter of 2021, and increased 127% when compared with the third quarter of 2020.
•Segment contribution margin of $25.7 million, or $8.83 per ton, decreased 69% when compared with $82.7 million in the second quarter of 2021 and decreased 18% when compared with the third quarter of 2020. However, excluding the $48.9 million customer settlement, segment contribution margin decreased 24% when compared with the second quarter of 2021, and was impacted by a shift in customer mix with more spot sales at lower margins and higher costs, including higher natural gas prices and accelerated plant maintenance.

Capital Update

As of September 30, 2021, the Company had $250.6 million in cash and cash equivalents and total debt was $1.216 billion. The Company's $100.0 million Revolver had zero drawn, with $22.2 million allocated for letters of credit, and availability of $77.8 million. Capital expenditures in the third quarter totaled $8.3 million. During the third quarter of 2021, the Company generated $74.8 million in cash flow from operations, which included the remaining $45.0 million cash payment from the customer settlement which was received in July.
Outlook and Guidance
Looking forward to the fourth quarter and into 2022, the Company's two business segments remain well positioned for sustainable, long-term growth in their respective markets. The Company has a strong portfolio of industrial and specialty products that serve numerous essential, high growth and attractive end markets, supported by a robust pipeline of new products under development as well as pricing increases and surcharges.
The oil and gas industry is progressing through a transitional year of what is anticipated to be a multi-year growth cycle. Strength in commodity prices, particularly WTI crude oil prices, along with forecasted increases in customer spending, are promising for an active well completions environment in 2022.
The Company continues to expect to generate positive free cash flow in 2022 and further strengthen its balance sheet.
Conference Call
U.S. Silica will host a conference call for investors today, October 29, 2021 at 7:30 a.m. Central Time to discuss these results. Hosting the call will be Bryan Shinn, Chief Executive Officer and Don Merril, Executive Vice President and Chief Financial Officer. Investors are invited to listen to a live webcast of the conference call by visiting the "Investors- Events & Presentations" section of the Company's website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853 or for international callers, (201) 612-7415. The conference ID for the replay is 13723834. The replay will be available through November 29, 2021.
About U.S. Silica
U.S. Silica Holdings, Inc. is a performance materials company and is a member of the Russell 2000. The Company is a leading producer of commercial silica used in the oil and gas industry, and in a wide range of industrial applications. Over its 121-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 600 diversified products to customers across our end markets. U.S. Silica's wholly-owned subsidiaries include EP Minerals and SandBox Logistics™. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company currently operates 24 mines and production facilities and is headquartered in Katy, Texas.
Forward-looking Statements
This third quarter 2021 earnings release, as well as other statements we make, contain "forward-looking statements" within the meaning of the federal securities laws - that is, statements about the future, not about past events. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "may," "will," "should," "could," "can have," "likely" and other words and terms of similar meaning. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica's growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, technological innovations, the impacts of COVID-19 on the Company's operations, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are global economic conditions; the effect of the COVID-19 pandemic on markets the Company serves; supply chain and logistics constraints for our company and our customers, fluctuations in demand for commercial silica, diatomaceous earth, perlite, clay and cellulose; fluctuations in demand for frac sand or the development of either effective alternative proppants or new processes to replace hydraulic fracturing; the entry of competitors into our marketplace; changes in production spending by companies in the oil and gas industry and changes in the level of oil and natural gas exploration and development; changes in oil and gas inventories; general economic, political and business conditions in key regions of the world; pricing pressure; cost inflation; weather and seasonal factors; the cyclical nature of our customers' business; our inability to meet our financial and performance targets and other forecasts or expectations; our substantial indebtedness and pension obligations, including restrictions on our operations imposed by our indebtedness; operational modifications, delays or cancellations; prices for electricity, natural gas and diesel fuel; our ability to maintain our transportation network; changes in government regulations and regulatory requirements, including those related to mining, explosives, chemicals, and oil and gas production; silica-related health issues and corresponding litigation; and other risks and uncertainties detailed in this press release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. The forward-looking statements speak only as of the date hereof, and we disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

U.S. SILICA HOLDINGS, INC.
SELECTED FINANCIAL DATA FROM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; dollars in thousands, except per share amounts)

	Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020
Total sales	$267,298	$317,301	$176,472
Total cost of sales (excluding depreciation, depletion and amortization)	207,448	192,955	107,592
Operating expenses:
Selling, general and administrative	30,956	27,509	27,216
Depreciation, depletion and amortization	39,981	41,165	40,069
Goodwill and other asset impairments	11	—	222
Total operating expenses	70,948	68,674	67,507
Operating (loss) income	(11,098)	55,672	1,373
Other (expense) income:
Interest expense	(17,796)	(17,918)	(19,274)
Other income (expense), net, including interest income	2,580	(186)	(409)
Total other expense	(15,216)	(18,104)	(19,683)
(Loss) income before income taxes	(26,314)	37,568	(18,310)
Income tax benefit (expense)	6,140	(11,666)	4,094
Net (loss) income	$(20,174)	$25,902	$(14,216)
Less: Net loss attributable to non-controlling interest	(179)	(126)	(254)
Net (loss) income attributable to U.S. Silica Holdings, Inc.	$(19,995)	$26,028	$(13,962)

(Loss) earnings per share attributable to U.S. Silica Holdings, Inc.:
Basic	$(0.27)	$0.35	$(0.19)
Diluted	$(0.27)	$0.34	$(0.19)
Weighted average shares outstanding:
Basic	74,523	74,339	73,688
Diluted	74,523	76,136	73,688
Dividends declared per share	$—	$—	$—

U.S. SILICA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited; dollars in thousands)

	September 30, 2021	December 31, 2020

ASSETS
Current Assets:
Cash and cash equivalents	$250,587	$150,920
Accounts receivable, net	176,759	206,934
Inventories, net	116,405	104,684
Prepaid expenses and other current assets	29,204	23,147
Income tax deposits	—	628
Total current assets	572,955	486,313
Property, plant and mine development, net	1,277,133	1,368,092
Lease right-of-use assets	44,866	37,469
Goodwill	185,649	185,649
Intangible assets, net	152,445	159,582
Other assets	7,567	9,842
Total assets	$2,240,615	$2,246,947
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$157,082	$121,920
Current portion of operating lease liabilities	15,846	17,388
Current portion of long-term debt	20,484	42,042
Current portion of deferred revenue	6,744	13,545
Total current liabilities	200,156	194,895
Long-term debt, net	1,195,092	1,197,660
Deferred revenue	17,045	20,147
Liability for pension and other post-retirement benefits	38,923	48,169
Deferred income taxes, net	48,033	49,386
Operating lease liabilities	76,806	76,361
Other long-term liabilities	36,552	33,538
Total liabilities	1,612,607	1,620,156
Stockholders’ Equity:
Preferred stock	—	—
Common stock	837	827
Additional paid-in capital	1,213,165	1,200,023
Retained deficit	(410,233)	(395,496)
Treasury stock, at cost	(183,483)	(181,615)
Accumulated other comprehensive loss	(2,562)	(8,479)
Total U.S. Silica Holdings, Inc. stockholders’ equity	617,724	615,260
Non-controlling interest	10,284	11,531
Total stockholders' equity	628,008	626,791
Total liabilities and stockholders’ equity	$2,240,615	$2,246,947

Non-GAAP Financial Measures
Segment Contribution Margin
Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes selling, general, and administrative costs, corporate costs, plant capacity expenses, and facility closure costs.
The following table sets forth a reconciliation of net (loss) income, the most directly comparable GAAP financial measure, to segment contribution margin.

(All amounts in thousands)	Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020
Sales:
Oil & Gas Proppants	$141,848	$193,298	$66,343
Industrial & Specialty Products	125,450	124,003	110,129
Total sales	267,298	317,301	176,472
Segment contribution margin:
Oil & Gas Proppants	25,723	82,676	31,478
Industrial & Specialty Products	41,003	45,939	42,353
Total segment contribution margin	66,726	128,615	73,831
Operating activities excluded from segment cost of sales	(6,876)	(4,269)	(4,951)
Selling, general and administrative	(30,956)	(27,509)	(27,216)
Depreciation, depletion and amortization	(39,981)	(41,165)	(40,069)
Goodwill and other asset impairments	(11)	—	(222)
Interest expense	(17,796)	(17,918)	(19,274)
Other income (expense), net, including interest income	2,580	(186)	(409)
Income tax benefit (expense)	6,140	(11,666)	4,094
Net (loss) income	$(20,174)	$25,902	$(14,216)
Less: Net loss attributable to non-controlling interest	(179)	(126)	(254)
Net (loss) income attributable to U.S. Silica Holdings, Inc.	$(19,995)	$26,028	$(13,962)

Adjusted EBITDA
Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income (loss) as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income (loss), the most directly comparable GAAP financial measure, to Adjusted EBITDA:

(All amounts in thousands)	Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020
Net (loss) income attributable to U.S. Silica Holdings, Inc.	$(19,995)	$26,028	$(13,962)
Total interest expense, net of interest income	17,778	17,902	19,801
Provision for taxes	(6,140)	11,666	(4,094)
Total depreciation, depletion and amortization expenses	39,981	41,165	40,069
EBITDA	31,624	96,761	41,814
Non-cash incentive compensation (1)	5,450	3,954	5,523
Post-employment expenses (excluding service costs) (2)	(2,140)	363	161
Merger and acquisition related expenses (3)	504	109	285
Plant capacity expansion expenses (4)	782	19	744
Goodwill and other asset impairments (5)	11	—	222
Business optimization projects (6)	33	4	24
Facility closure costs (7)	218	490	1,881
Other adjustments allowable under the Credit Agreement (8)	3,279	1,586	675
Adjusted EBITDA	$39,761	$103,286	$51,329

(1)	Reflects equity-based and other equity-related compensation expense.
(2)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. Non-service net periodic benefit costs are not considered reflective of our operating performance because these costs do not exclusively originate from employee services during the applicable period and may experience periodic fluctuations as a result of changes in non-operating factors, including changes in discount rates, changes in expected returns on benefit plan assets, and other demographic actuarial assumptions.
(3)	Merger and acquisition related expenses include legal fees, consulting fees, bank fees, severance costs, certain purchase accounting items such as the amortization of inventory fair value step-up, information technology integration costs and similar charges. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future as we continue to integrate prior acquisitions and pursue any future acquisitions.
(4)	Plant capacity expansion expenses include expenses that are not inventoriable or capitalizable as related to plant expansion projects greater than $5 million in capital expenditures or plant start up projects. While these expenses are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future if we continue to pursue future plant capacity expansion.
(5)	The three months ended September 30, 2021 and September 30, 2020 reflect impairment charges of $11 thousand and $0.2 million, respectively.
(6)	Reflects costs incurred related to business optimization projects within our corporate center, which aim to measure and improve the efficiency, productivity and performance of our organization. While these costs are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses may recur in the future.
(7)	Reflects costs incurred related to idled sand facilities and closed corporate offices, including severance costs and remaining contracted costs such as office lease costs, maintenance, and utilities. While these costs are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses may recur in the future.
(8)	Reflects miscellaneous adjustments permitted under the Credit Agreement, such as recruiting fees and relocation costs. The three months ended September 30, 2021 also included $3.3 million of transload shortfall and exit fees. The three months ended June 30, 2021 also included $1.0 million related to expenses incurred with severe winter storms during the first quarter and costs related to a power interruption at a plant location of $0.5 million.

U.S. Silica Holdings, Inc.
Investor Contact
Patricia Gil
Vice President, Investor Relations
(281) 505-6011
gil@ussilica.com